UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2010

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Westpointe Corporate Center One 1550 Coraopolis Heights Road, Moon Township, PA	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 412-262-2830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 31, 2010, Atlas Pipeline Partners, L.P. (“APL”) amended its second amended and restated agreement of limited partnership to temporarily waive the requirement under section 5.2(b) of the agreement that its general partner (the “General Partner”) make a cash contribution in the amount of $166,343 required in connection with APL’s issuance of an aggregate of 2,689,765 common units upon exercise of certain warrants on January 11, 12 and 14, 2010 until the General Partner has received aggregate distributions from APL sufficient to fund the required capital contribution. Until the General Partner makes the required capital contribution, the ownership percentage attributable to its general partner interest is reduced to .9595%. A copy of the amendment is attached hereto as Exhibit 3.1.

Also on March 31, 2010, APL and the General Partner amended the amended and restated agreement of limited partnership of Atlas Pipeline Operating Partnership, L.P., APL’s subsidiary (the “Operating Partnership”), to temporarily waive the requirement under section 5.3 of the agreement that the General Partner make a cash contribution in the amount of $164,663 required in connection with APL’s capital contribution to the Operating Partnership on or about January 14, 2010 until the General Partner has received aggregate distributions from the Operating Partnership sufficient to fund the required capital contribution. Until the General Partner makes the required capital contribution, the ownership percentage attributable to its general partner interest is reduced to .9595%. A copy of the amendment is attached hereto as Exhibit 10.1.

Both amendments were approved by the General Partner’s conflicts committee and managing board, and are effective as of January 11, 2010.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Amendment No. 7 to Second Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Partners, L.P.

10.1	Amendment No. 3 to Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Operating Partnership, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 2, 2010	ATLAS PIPELINE PARTNERS, L.P.

	By:	Atlas Pipeline Partners GP, LLC, its general partner

		By:	/S/ GERALD R. SHRADER
Gerald R. Shrader
Chief Legal Officer